PRESENT: HON. BEATRICE SHAINSWIT, JUSTICE         At a IAS Term, Part 10,
                                                  Supreme Court of the State
                                                  of New York, County of New
                                                  York, at the Courthouse, 60
                                                  Centre Street, New York, NY
                                                  on the 14th day of July, 1999


SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK
----------------------------------------------------------)
PETER SALIT, BARRY ADELMAN,                               )
DAVID FINKELSTEIN, LEE BRENIN, CHARTER                    )
CAPITAL CORP., GRUNTAL FINANCIAL LLC                      )
SAVINGS PLAN A/C/ NORMAN EPSTEIN, HARBOR                  )
FINANCE PARTNERS, LIST, INC. and WAYNE                    )
CRIMI, On Behalf of Themselves and All Others             )
Similarly Situated,                                       )  Consolidated
                                                          )
                                            Plaintiffs,   ) Index No. 98-605796
                                                          )
                  - against -                             )
                                                          )
SBARRO, INC., JOSEPH SBARRO, ANTHONY                      )
SBARRO, MARIO SBARRO, CARMELA SBARRO,                     )
TERRY VINCE, HAROLD L. KESTENBAUM,                        )
RICHARD A. MANDELL, PAUL A. VATTER                        )
and BERNARD ZIMMERMAN,                                    )
                                                          )
                                            Defendants.   )
----------------------------------------------------------)

                            ORDER AND FINAL JUDGMENT
                            ------------------------

         A hearing (the "Settlement Hearing") having been held before this Court (the "Court") on June 29, 1999, pursuant to the Court's order of May 11, 1999 (the "Scheduling Order"), upon a Stipulation of Settlement dated April 7, 1999 (the "Stipulation"), with respect to the above-captioned consolidated action (the "Actions"), it appearing that due notice of said hearing has been given in accordance with the aforesaid Scheduling Order; the respective parties having


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appeared by their attorneys of record; the Court having heard and considered evidence and memoranda in support of the proposed Settlement; the attorneys for the respective parties having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Scheduling Order; the Court having determined that notice to the certified Class (as defined below), pursuant to the Scheduling Order, was adequate and sufficient; and the entire matter of the proposed Settlement having been heard and considered by the Court;

         IT IS HEREBY ORDERED, ADJUDGED AND DECREED this 14th day of July, 1999, that:
         1. Unless otherwise defined herein, all defined terms shall be defined as set forth in the Stipulation.

         2. The form of, and manner of giving, notice to the member so the Class is hereby determined to have been the best notice practicable under the circumstances, was due and sufficient notice of the Settlement Hearing and of all matters relating to the Settlement, and fully satisfied the requirements of due process, Article 9 of the New York Civil Practice Law and Rules ("CPLR") and all other applicable law.

         3. The Stipulation and the Settlement are approved and the terms thereof are adjudged to be fair, reasonable, adequate and in the best interests of the Class.

         4. The Class has been adequately represented in the Actions and the Settlement.

         5. Subject to the Settlement becoming final as contemplated in paragraph 8 of the Stipulation, and compliance by the parties with the terms of the Stipulation and this Order, any and all claims, demands, rights, actions or causes of action, rights, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature, known or unknown, that

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have been or could have been asserted in the Actions or in any court, tribunal or proceeding by or on behalf of any member of the Class, whether individual, class, representative, derivative, legal, equitable or any other type or in any other capacity relating to the claims asserted in the Actions (collectively, the "Settled Claims") against Defendants in the Actions, Mergeco, the Sbarro Family or any of their families, parent entities, associates, affiliates or subsidiaries, and each and all of the foregoing's past, present or future officers, directors, shareholders, members, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, general or limited partners or partnerships, and the personal representatives, heirs, estates, administrators, executors, trustees, predecessors in interest, successor and assigns of each of the foregoing (collectively, the "Released Persons") are except as to those persons who are excluded from the Class, fully, finally and forever compromised, settled, discharged and dismissed with prejudice and on the merits and released pursuant to the terms and conditions set forth herein; provided, however, that the parties to the Stipulation expressly reserve all rights and claims to enforce compliance with the terms of the Stipulation and this Order and Final Judgment. With respect to any and all claims being settled and released, it is the intention of the parties hereto that, upon the Settlement becoming final, plaintiffs and each member of the Class (who has not elected to be excluded from the Class) hereby expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil code, which statute provides that:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

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         6. There are no persons deemed to have validly and timely requested exclusion from the Class.

         7. Subject to the Settlement becoming final pursuant to paragraph 8 of the Stipulation and compliance by the parties with terms of the Stipulation and this Order, the Actions are dismissed as to all Released Persons with prejudice and on the merits and without costs except as provided in the Stipulation.

         8. Subject to the Settlement becoming final, pursuant to paragraph 8 of the Stipulation and compliance by the parties with terms of the Stipulation and this Order, the plaintiffs and all members of the Class are permanently barred and enjoined from commencing, continuing, asserting or prosecuting, either directly, individually, representatively, derivatively or in any other capacity, and any of the Settled Claims against Mergeco, the Sbarro Family or any Released Person.

         9. In the event the Merger is not consummated on or before September 30, 1999, unless otherwise agreed by the parties, this Order and Final Judgment shall be of no force and effect, and the Stipulation and any amendment thereof, and all negotiations, proceedings and statements relating thereto, except for paragraphs 6, 10 and 14 of the Stipulation, shall be null and void and without prejudice to any party, and each party shall be restored to his, her or its respective portion as it existed prior to January 19, 1999, the date of the execution of the Memorandum of Understanding among counsel to the plaintiffs and counsel to the Defendants related to the Stipulation and the Settlement.

         10. Subject to the provisions of paragraph 12 of the Stipulation, plaintiffs' counsel are hereby awarded attorneys' fees of $1,500,000 and expenses in the amount of $79,114.36.

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Allocation of attorneys' fees shall be made by Plaintiffs' Co-Lead Counsel in a manner which they in good faith believe reflects the relative contributions of each Plaintiffs' counsel to the prosecution and settlement of the Actions.

         11. Without affecting the finality of this Order and Final Judgment in any way, this Court reserves jurisdiction over all of the parties and the Class members of all matters relating to the administration and consummation of the Settlement and the Stipulation.




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                                                              J.S.C.